SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C. 20549

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                                FORM 8-K

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                             CURRENT REPORT

                 PURSUANT TO SECTION 13 OR 15(d) OF THE
                    SECURITIES EXCHANGE ACT OF 1934

           DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
                             MARCH 23, 1998

                      KONOVER PROPERTY TRUST, INC.
         (Exact Name of Registrant as Specified in its Charter)



        MARYLAND                                         561819372
(State or Other Jurisdict      [001-11998]            (I.R.S. Employer
   of Incorporation)     (Commission File Number)   Identification No.)


                    11000 REGENCY PARKWAY, SUITE 300
                       CARY, NORTH CAROLINA 27511
          (Address of Principal Executive Offices) (Zip Code)

   Registrant's telephone number, including area code: (919) 462-8787

                             Not Applicable
      (Former Name or Former Address if Changed Since Last Report)


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      Item 1(a): Changes in Control of Registrant

      On August 28, 1998, the Company sold 5,263,159 shares of Common Stock to Prometheus Southeast Retail, LLC ("PSR"). This follows previous issuances to PSR of 2,913,157 and 2,350,000 shares of Common Stock on March 23, 1998 and August 10, 1998, respectively. All issuances were at $9.50 per share for an aggregate purchase price of approximately $100 million. As a result of the purchases, as of September 10, 1998, PSR owned approximately 50% of the Company's outstanding Common Stock. In addition, the Company intends to issue another 10,526,316 shares to PSR, for aggregate consideration of $100 million, by the end of September, 1998, pursuant to the terms of its Stock Purchase Agreement with PSR. Assuming no other changes in the number of shares of the Company's outstanding Common Stock, PSR would then own 67% of the outstanding Common Stock.

      The Company believes that PSR used its own funds for the purchase. In addition to PSR's ownership interest in the Company, PSR also has three nominees on the Board, certain preemptive rights and other contractual rights regarding the Company's affairs. The transaction is described in detail in the Company's definitive proxy statement filed on Schedule 14A with the Securities and Exchange Commission on July 7, 1998. The information set forth therein under the caption "Proposal Two: Approval of the Transaction" is hereby incorporated herein by reference. The transaction was approved by the Company's stockholders on August 5, 1998.

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                               SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              KONOVER PROPERTY TRUST, INC.

Date: September 14, 1998      By: /s/ Patrick M. Miniutti
                                  _________________________________
                              Name: Patrick M. Miniutti
                              Title: Executive Vice President and
                                     Chief Financial Officer

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